Exhibit 10.1

Compumed, Inc.

5777 W. Century Blvd., Suite 1285

Los Angeles, CA 90045

May 17, 2007

Boston Avenue Capital

Subject:

Side Letter Agreement to the Securities Purchase Agreement between

Compumed, Inc. and Boston Avenue Capital, dated March 12, 2007.

Dear Mr. Gillman:

This Side Letter Agreement entered into May 17, 2007, by and between Boston Avenue Capital, LLC. and Compumed, Inc. will serve to modify Section 8 of the Securities Purchase Agreement (the “Agreement”) entered into on March 12, 2007, by and between Boston Avenue Capital, LLC and Compumed, Inc.  Capitalized terms used herein which are not otherwise defined shall have the same meaning as those given to them in the Agreement.

Section 8 of the Agreement is hereby modified as follows:

8.

Right to Nominate Board Members.  Within six months after the Closing Date, the Purchaser shall have the right, but not the obligation, to recommend up to two Nominees to be members of the Company’s Board of Directors, and, subject to the approval of the Board of Directors, which approval will not be unreasonably withheld, the Company’s Board of Directors shall elect up to two Nominees to the board to serve a term of two years.  After the two-year term, the Board of Directors may nominate the Nominees to be elected by the shareholders at the annual shareholder meeting in the same manner as any other director.

No other terms, rights or provisions of the Agreement are or should be considered to have been modified by the terms of this Side Letter Agreement and each party retains all other rights, obligations, privileges and duties contained in the Agreement.

Agreed and Accepted on May 17, 2007:

Agreed to and Accepted on behalf of:
Very truly yours,
Compumed, Inc.	Boston Avenue Capital, LLC.
By: Value Fund Advisors, LLC

By: /s/ John G. McLaughlin	By: /s/ Charles M. Gillman
Name: John G. McLaughlin	Name: Charles M. Gillman
Title: President and Chief Executive Officer	Title: Manager

5-18-2007	5-18-2007
Date	Date